The CATO Corporation                                                                                                                                               EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS 4Q AND FULL YEAR EARNINGS

Provides Q1 and Full Year Outlook

Charlotte, NC (March 16, 2017) – The Cato Corporation (NYSE: CATO) today reported earnings for the fourth quarter and year ended January 28, 2017. For the fourth quarter, the Company reported a net loss of $12.8 million, or a loss of $0.48 per diluted share, compared to net income of $11.8 million or $0.42 per diluted share for the fourth quarter ended January 30, 2016. Full year fiscal 2016 net income was $47.2 million or $1.72 per diluted share compared to $66.8 million or $2.39 per diluted share for 2015. For the year, net income decreased 29% and earnings per diluted share decreased 28% from the prior year.

Sales for fiscal fourth quarter ended January 28, 2017 were $218.2 million, a decrease of 12% from sales of $247.3 million for the fourth quarter ended January 30, 2016. For the quarter, same-store sales decreased 12% from last year. For the year, the Company's sales decreased 5% to $947.4 million from 2015 sales of $1,001.4 million. Same-store sales for the year decreased 6% to last year.

“2016 was a very disappointing year for Cato. The overall apparel retail environment continued to be difficult and was compounded by several mistakes of our own. We also are being impacted by the disruption caused by the growth of online sales at other retailers, resulting in lower store traffic. In the back half of the year, we made several mistakes in our merchandise assortment, fit and timing. This resulted in significant reductions to regular priced sales causing us to liquidate a large portion of our slow selling inventory which put severe pressure on earnings,” commented John Cato, Chairman, President and Chief Executive Officer. Fourth quarter gross margin decreased to 28.8% of sales from 36.1% of sales in 2015 primarily due to reduced merchandise margins and higher occupancy costs. Selling, general and administrative

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	5
(704) 554-8510

expenses were 38.2% of sales, compared to 28.6% in the prior year. SG&A costs as a percent of sales were higher primarily due to significant store impairment charges. The tax rate for fourth quarter was a benefit due to having a pre-tax loss.

For 2016, gross margin decreased to 36.5% of sales from 38.4% of sales in 2015 due to reduced merchandise margins and higher occupancy costs. Selling, general and administrative expenses increased to 30.6% of sales compared to 27.6% in the prior year. The selling, general and administrative expense increase was primarily due to significant store impairment charges. The Company’s effective income tax rate decreased to 4% from 32.6% last year primarily due to reduction of pre-tax income and favorable tax adjustments in 2016.

“Cato continues to maintain a strong balance sheet, with approximately $248 million in cash and short-term investments and no debt,” commented Mr. Cato. During 2016, the Company returned $78.0 million to shareholders through dividends of $35.4 million and share repurchases of $42.6 million. The Company maintained its quarterly dividend of $0.33 per share, or $1.32 per year. For the fiscal year ended January 28, 2017, the Company opened eight stores, relocated six stores and closed nine stores. As of January 28, 2017, the Company operated 1,371 stores in 33 states.

2017 Outlook

“Due to the continued volatility and overall difficulty in the retail environment, we believe 2017 will be another challenging year for Cato,” commented Mr. Cato. “In February, we initially believed there was a large negative sales impact due to delayed tax refunds, and anticipated a sales rebound in March. However, we have found the rebound to be much less than anticipated. Also, we continue to work through our merchandise assortment missteps. Due to these issues, we expect our negative sales trends to continue through the quarter and expect our first quarter earnings to be significantly below last year. As a reminder, the Easter holiday has shifted from March last year to April this year, so we won’t have a true read on first quarter results until after April.

We do see opportunity for improvement in future quarters as the merchandise assortment issues are corrected; however, this will not overcome the shortfall of the first quarter. For the year, the Company expects same-store sales in the negative low single digits resulting in pre-tax net income above last

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	6
(704) 554-8510

year; however, net income will be below last year due to favorable tax adjustments in 2016.”

The Company’s estimates for 2017 also reflect the following assumptions:

  The Company plans to open 13 new stores during the year.
  The Company anticipates closing up to 19 stores by year-end.
  Capital expenditures are projected to be approximately $16 million, including $7 million for store development as well as continued investment to enhance and upgrade existing systems.
  Depreciation is expected to be approximately $19 million for the year.
  The effective tax rate is expected to be approximately 24.5%.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	7
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED JANUARY 28, 2017 AND JANUARY 30, 2016

(Dollars in thousands, except per share data)

		Quarter Ended			Twelve Months Ended
	January 28,	%	January 30,	%	January 28,	%	January 30,	%
	2017	Sales	2016	Sales	2017	Sales	2016	Sales
REVENUES
Retail sales	$218,197	100.0%	$247,290	100.0%	$947,370	100.0%	$1,001,390	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,250	1.0%	3,166	1.3%	9,199	1.0%	9,701	1.0%
Total revenues	220,447	101.0%	250,456	101.3%	956,569	101.0%	1,011,091	101.0%
GROSS MARGIN (Memo)	62,870	28.8%	89,214	36.1%	345,385	36.5%	384,910	38.4%
COSTS AND EXPENSES, NET
Cost of goods sold	155,327	71.2%	158,076	63.9%	601,985	63.5%	616,480	61.6%
Selling, general and administrative	83,354	38.2%	70,762	28.6%	289,795	30.6%	275,977	27.6%
Depreciation	5,634	2.6%	5,995	2.4%	22,716	2.4%	22,963	2.3%
Interest and other income	(1,448)	-0.7%	(1,197)	-0.5%	(7,041)	-0.7%	(3,456)	-0.4%
Cost and expenses, net	242,867	111.3%	233,636	94.5%	907,455	95.8%	911,964	91.1%

Income Before Income Taxes	(22,420) -10.3%		16,820	6.8%	49,114	5.2%	99,127	9.9%
Income Tax Expense	(9,611)	-4.4%	4,975	2.0%	(1,902)	0.2%	32,285	3.2%
Net Income	$(12,809)	-5.9%	$11,845	4.8%	$(47,212)	5.0%	$66,842	6.7%

Basic Earnings Per Share	$(0.48)		$0.42		$1.72		$2.39
Diluted Earnings Per Share	$(0.48)		$0.42		$1.72		$2.39

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	8
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 28,	January 30,
	2017	2016
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$47,234	$67,057
Short-term investments	201,233	215,495
Restricted cash	3,691	4,472
Accounts receivable - net	30,336	36,610
Merchandise inventories	145,682	141,101
Other current assets	15,632	7,317
Total Current Assets	443,808	472,052
Property and equipment – net	126,386	138,303
Noncurrent Deferred Income Taxes	13,773	10,280
Other assets	22,357	21,709
TOTAL	$606,324	$642,344
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:	$171,912	$179,437
Noncurrent Liabilities	51,509	50,242
Stockholders' Equity	383,903	412,665
TOTAL	$606,324	$642,344

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	9
(704) 554-8510